Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 29, 2012 (“Closing Date”), by and among Gulf United Energy, Inc., a Nevada corporation (“Gulf”), Gulf United Energy de Colombia Ltd., a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of Gulf (“BVI Colombia”), Gulf United Energy de Cuenca Trujillo Ltd., a company organized under the laws of the British Virgin Islands and a wholly-owned subsidiary of Gulf (“BVI Peru”, together with BVI Colombia, the “BVI Subs”, and together with Gulf, each a “Company” and collectively, the “Companies”), Sydson Oil & Gas Investments, LLC, a Delaware limited liability company (“Sydson”), as administrative agent (in such capacity, “Administrative Agent”) for itself and the other investors set forth on the signature pages hereof and any New Investors (as defined below) party hereto from time to time (each an “Investor” and collectively, the “Investors”).

Recitals

A.           As of the date hereof, the Investors wish to purchase from Gulf, and Gulf wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, and during the Offering Period the Investors and the New Investors (described below) may Purchase and Gulf may Sell, convertible notes, all of the foregoing in the aggregate principal amount of up to $4,400,000 in the form attached hereto as Exhibit A (each a “Note” and collectively the “Notes”), which obligations under the Notes will be guaranteed by the BVI Subs pursuant to the guaranty agreements (each a “Guaranty” and collectively, the “Guaranties”); provided that any New Investor executes and delivers a Joinder Agreement in accordance with Section 9.1 in the form attached hereto as Exhibit B (the “Joinder Agreement”).

B.           In connection with entering into this Agreement and the sale of the Notes, Gulf will issue warrants (“Warrants”) to the Investors pursuant to a warrant agreement, the form of which is attached hereto as Exhibit C (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Warrant Agreement”) that will entitle the Investors, at their option, to purchase shares of Common Stock of Gulf.

C.           In connection with entering this Agreement, the issuance of the Notes and the issuance of the Warrants, the obligations and liabilities under the Notes and the other Transaction Documents will be secured pursuant to (a) a Pledge Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “BVI Colombia Pledge Agreement”), dated as of the date hereof, from Gulf to the Administrative Agent for the benefit of the Investors covering the equity interests of BVI Colombia and certain other collateral as set forth therein and (b) a Pledge Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “BVI Peru Pledge Agreement”), dated as of the date hereof, from Gulf to the Administrative Agent for the benefit of the Investors covering the equity interests of BVI Peru and certain other collateral as set forth therein (each a “Pledge Agreement” and, collectively, the “Pledge Agreements” and the property covered by the Pledge Agreements shall be hereinafter referred to as the “Collateral”), and the BVI Peru Pledge Agreement will also be subject to the terms of that certain Escrow Agreement, dated as of the date hereof, among the Gulf, Administrative Agent, the Investors and Gaston & Thanheiser, P.C. (the “Escrow Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Escrow Agreement”).

D.           Subject to, and pursuant to, the Escrow Agreement, Gulf, as assignor, has executed, as of the date hereof, in favor of Administrative Agent, as assignee, for the benefit of the Investors, (i) an Assignment regarding the conditional assignment of all of the equity interests of BVI Colombia (the “BVI Colombia Assignment”) and (ii) an Assignment regarding the conditional assignment of all of the equity interests of BVI Peru (the “BVI Peru Assignment”; each an “Assignment” and, collectively, the “Assignments”).

E.           In connection with the execution of the Pledge Agreements, the Assignments and the Escrow Agreement, the Administrative Agent, the Investors and the Companies have entered into an Intercreditor Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), dated as of the date hereof, pursuant to which the Investors have appointed or will appoint Sydson, as Administrative Agent, to act on behalf of the Investors regarding the transactions described above.

F.           The Companies, the Administrative Agent and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act.

G.           Notwithstanding the Offering Period and the potential of New Investors joining this Agreement pursuant to a Joinder Agreement, this Agreement and the other Transaction Documents are intended to be in full force and effect on the Closing Date, subject to the conditions set forth in this Agreement and the terms of the Escrow Agreement.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions

In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“ANH” means the National Hydrocarbon Agency of Colombia.

“Assignment and Ownership Rights” has the meaning set forth in Section 9.16.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in Houston, Texas are open for the general transaction of business.

“Closing” has the meaning set forth in Section 3.

“Closing Date” has the meaning set forth in the preamble to this Agreement.

“Colombian Approval” means the approval of ANH to the assignment by SK Innovation of the Colombian Interest to BVI Colombia, obtained pursuant to the Colombian Farmout Agreements.

 “Colombian Farmout Agreements” means the CPO-4 Farmout Agreement,    SSJN-5 Farmout Agreement and VIM-2 Farmout Agreement.

“Colombian Interest” means (i) an undivided 12.5% interest in certain rights and obligations derived from that certain CPO-4 License, as set forth in the CPO-4 Colombian Farmout Agreement, (ii) certain undivided interests in certain rights and obligations derived from that certain VIM-2 License, as set forth in the VIM-2 Colombian Farmout Agreement and (iii) certain undivided interests in certain rights and obligations derived from that certain SSJN-5 License, as set forth in the SSJN-5 Colombian Farmout Agreement.

“Colombian JOAs” means the CPO-4 JOA, VIM-2 JOA and SSJN-5 JOA.

“Colombian Licenses” means the CPO-4 License, SSJN-5 License and VIM-2 License.

“Common Stock” means common stock of Gulf, par value $0.001.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“CPO-4 Farmout Agreement” means that certain Farmout Agreement dated July 31, 2010 by and between SK Innovation and BVI Colombia, as amended by that certain Amendment No. 1 to the Farmout Agreement for Block CPO-4 in Colombia effective August 25, 2011 by and between SK Innovation and BVI Colombia, as amended by that certain Amendment No. 2 to the Farmout Agreement for Block CPO-4 in Colombia effective November 28, 2011 by and between SK Innovation and BVI Colombia and as amended by that certain Amendment No. 3 to the Farmout Agreement for Block CPO-4 in Colombia effective April 30, 2012 by and between SK Innovation and BVI Colombia

“CPO-4 JOA” means the Joint Operating Agreement dated October 1, 2009, and effective as of May 31, 2009, by and between HAEC, SK Innovation and BVI Colombia, as amended by that certain Amendment No. 1 to the Joint Operating Agreement for Block CPO-4 in Colombia effective on July 31, 2010 by and between SK Innovation, HAEC and BVI Colombia.

“CPO-4 License” means the Contract for Exploration and Production No. 29 of 2008 Llanos Orientales – Area Occidental Block CPO-4 (Contrato de Exploración y Producción No. 29 de 2008 Llanos Orientales – Area Occidental CPO-4) dated December 18, 2008 by and between ANH and SK Innovation.

“Curative Actions” has the meaning set forth in Section 7(c).

“Disclosure Document” has the meaning set forth in Section 3.1(l).

“Escrow Agent” means Gaston and Thanheiser, P.C., a Texas professional corporation.

“Flow of Funds” means that certain Flow of Funds, dated as of the date hereof, in form and substance acceptable to Administrative Agent, the Investors and Gulf.

“GAAP” has the meaning set forth in Section 4.6.

“HAEC” means Houston American Energy Corp., a Delaware corporation.

“Indebtedness” shall mean, with respect to any Person, without duplication: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); and (e) all capital lease obligations.

“Indemnified Person” and “Indemnified Persons” have the meanings set forth in Section 8.2.

“Korean Approval” means the approval of the Republic of Korea to (i) the assignment by SK Innovation of the Colombian Interests to BVI Colombia, obtained pursuant to the Colombian Farmout Agreements and (ii) the assignment by Sucursal Peruana of the Peruvian Interest to BVI Peru, obtained pursuant to the Peruvian Farmout Agreement.

 “Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of any Company and any of its Subsidiaries taken as a whole, (ii) the ability of the Companies to perform their respective obligations under the Transaction Documents, or (iii) any Company’s rights and interests in any of the Oil and Gas Contracts.  For avoidance of doubt, the drilling of, or completing, a well as a “dry hole” following the date of this Agreement in any of the areas covered by any Oil and Gas Contract shall be considered for all purposes a Material Adverse Effect.

“New Financing” means, subject to the terms hereof, any financing secured by Gulf to raise proceeds in the form of equity, equity equivalent, debt financing or any other source of funds, from one or more sources and from one transaction or a series of transactions.

“Note” and “Notes” has the meanings set forth in Recital A.

“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications and other amounts payable by the Companies to the Administrative Agent or the Investors under this Agreement, the Notes and the other Transaction Documents and (b) all other monetary and non-monetary obligations and liabilities of the Companies to the Administrative Agent and Investors under this Agreement and the other Transaction Documents, including, without limitation, Curative Actions consisting of the payment of money, and (c) all other obligations and liabilities of the Companies to the Administrative Agent under this Agreement and the other Transaction Documents (as each such Transaction Document may be amended, restated, modified and/or supplemented), whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent, due or not due and whether under, pursuant to or evidenced by a note, agreement, guaranty, instrument or otherwise (in each case, irrespective of the genuineness, validity, regularity or enforceability of such obligations, or of any instrument evidencing any such obligations or of any collateral therefor or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of such obligations in any case commenced by or against the any Company under Title 11, United States Code, including, without limitation, obligations of any Company for post-petition interest, fees, costs and charges that would have accrued or been added to the obligations but for the commencement of such case).

“Offering Period” means the thirty-day period beginning on the Closing Date and ending on November 28, 2012.

“Oil and Gas Contracts” means any and all of the Colombia Licenses, the Colombia JOAs, the Colombia Farmout Agreements, the Peruvian License, the Peruvian JOA and the Peruvian Farmout Agreement.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Peruvian Approval” means the approval of Perupetro S.A. to the assignment by Sucursal Peruana of the Peruvian Interest to BVI Peru, obtained pursuant to the Peruvian Farmout Agreement.

“Peruvian Farmout Agreement” means that certain Farmout Agreement dated May 31, 2010 by and between Sucursal Peruana and BVI Peru regarding Block Z-46 in Peru, as amended by that certain First Amendment to the Farmout Agreement effective December 6, 2011 by and between Sucursal Peruana and BVI Peru.

“Peruvian Interest” means BVI Peru’s undivided forty percent (40%) interest in certain rights and obligations derived from the Peruvian License as set forth in the Peruvian Farmout Agreement and related to the offer and award of Block Z-46 by Perupetro S.A.

“Peruvian JOA” means the Joint Operating Agreement effective as of May 31, 2010, by and between Sucursal Peruana and BVI Peru regarding Block Z-46 in Peru.

“Peruvian License” means the License Contract for the Exploration and Exploitation of Hydrocarbons Block Z-46 (Contrato de Licencia para la Exploración y Explotación de Hidrocarburos – Lote Z-46) dated November 21, 2007 by and among Perupetro S.A. and Sucursal Peruana.

“Pledge and Collateral Rights” has the meaning set forth in Section 9.16.

“Purchase Price” means, as of the Closing Date, [$2,550,000], and together with any other Notes issued during the Offering Period, the aggregate amount of up to, $4,400,000.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date hereof among Gulf and the Investors regarding the registration of the resale of the shares of Common Stock underlying the Notes and Warrants with the Securities and Exchange Commission.

“SEC Filings” means the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011 (the “10-K”), and all other reports filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, since the filing of the 10-K and prior to the date of this Agreement.

“SK Innovation” means SK Innovation Co, Ltd., (formerly known as SK Energy Co., Ltd.) a company organized under the laws of the Republic of Korea.

“SSJN-5 Farmout Agreement” means that certain Farmout Agreement, dated as of July 31, 2012, by and between SK Innovation and BVI Colombia regarding Block SSJN-5 in Colombia.

“SSJN-5 JOA” means the Joint Operating Agreement, dated effective as of July 1, 2012, by and among SK Innovation, as operator, and BVI Colombia, et al., as non-operators, regarding Block SSJN-5 in Colombia.

“SSJN-5 License” means the Hydrocarbon Exploration and Production Contract Regarding Block SSJN-5 (Contrato de Exploración y Produccion E&P) dated December 18, 2008, by and between ANH and SK Innovation.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Sucursal Peruana” means SK Innovation, Sucursal Peruana, the registered Peruvian branch office of SK Innovation.

“Transaction Documents” means this Agreement, the Notes, the Guaranties, the Warrant Agreement, the Pledge Agreements, the Notices of Pledge, the Assignments, the Escrow Agreement, the Registration Rights Agreement, the Intercreditor Agreement, the Flow of Funds, each certificate, consent, approval and power of attorney executed by any Company in connection with any of the foregoing documents and transactions related thereto and such other documents and agreements executed in connection with such foregoing documents, related thereto and in support thereof.

“Transfer” has the meaning set forth in Section 6.4.

“Trigger Event” means, at any time after the Closing Date, the date on which each of the following events shall have occurred: (i) the Companies shall have given written notice to the Administrative Agent and Investors that a monetary demand has been made on one or more of the Companies by any other party to and pursuant to the terms of, the Peruvian JOA or the Peruvian Farmout Agreement; (ii) one or more of the Companies requests in writing that the Investors contribute funds to the Companies to satisfy all or any part of such demand; and (iii) the Administrative Agent, on behalf of the Investors, agrees in writing to honor such request to satisfy all or any part of such demand and thereafter satisfies such request.

“VIM-2 Farmout Agreement” means that certain Farmout Agreement, dated as of August 17, 2012, by and between SK Innovation and BVI Colombia regarding Block VIM-2 in Colombia.

“VIM-2 JOA” means the Joint Operating Agreement, dated effective as of July 1, 2012, by and among SK Innovation, as operator, and BVI Colombia, et al., as non-operators, regarding Block VIM-2 in Colombia.

“VIM-2 License” means the Contract for the Exploration and Exploitation of Hydrocarbons Block VIM-2 (Contrato de Licencia para la Exploración y Explotación de Hidrocarburos – Lote VIM-2), dated June 2010, by and between ANH and SK Innovation.

 “1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.           Purchase and Issuance of the Notes

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, the Investors shall purchase, severally and not jointly, and Gulf shall sell and issue to each of the Investors, a Note in the original principal amount and such number of Warrants as set forth opposite each of the Investors’ name on the signature page attached hereto in exchange for the Purchase Price.  Such Notes shall rank senior in priority to all other outstanding indebtedness of Gulf, except as otherwise expressly set forth in the Transaction Documents.  In no event shall the original principal amounts of the Notes issued on the Closing Date be less than $2,550,000.

(b) During the Offering Period, subject to the terms and conditions of this Agreement, the Investors party to this Agreement on the Closing Date or New Investors, as the case may be, may purchase, severally and not jointly, and Gulf may sell and issue to such Investors Notes in the aggregate principal amount of $1,850,000, and Gulf shall issue the respective number of Warrants thereto to such Investors, in such event.

(c) If, During the Offering Period, Gulf desires to incur additional indebtedness under the Notes (not to exceed $4,400,000 in the aggregate when taken together with all other amounts extended under the initial Notes on the Closing Date) and to issue the additional Warrants, then Gulf shall provide the initial Investors as of the Closing Date with notice thereof and the opportunity to provide all or any portion of such requested financing in accordance with the terms and conditions of the Transaction Documents.  To the extent such Investors determine not to provide any portion of such requested financing, Gulf shall be permitted to obtain the remainder of such financing from one or more third parties, as New Investors, in accordance with the terms and conditions of the Transaction Documents; provided that such third parties must execute and deliver a Joinder Agreement.

(d) In connection with the offer of Gulf of up to an aggregate of $4,400,000 of principal amount of Notes (and corresponding Warrants to purchase shares of Common Stock of Gulf) on the Closing Date and through and including the last day of the Offering Period, the number of shares of Common Stock Gulf that may be purchased pursuant to the Warrants shall be allocated among the Investors pro-rata based on the principal amounts under such Investor’s respective Notes (such allocation being 13.33 shares of Common Stock per U.S. dollar issued under the Notes, rounded to the nearest whole share).  For example, a Note amount of $850,000 would entitle an Investor to 11,333,333 shares of Common Stock under such Investor’s Warrant.  If the aggregate amount of $4,400,000 is in fact issued under the Notes, such Investors will hold Warrants to purchase up to approximately 58,666,667 shares of Common Stock of Gulf.

3. Closing

.  Subject to satisfaction of all conditions precedent set forth in this Section 3, the closing (the “Closing”) of the purchase and sale of the initial Notes in the aggregate amount of the Purchase Price shall take place as of the Closing Date.  The Closing of the purchase and sale of the initial Notes on the Closing Date shall take place at the offices of Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002.

3.1 Deliveries at Closing by Companies.  At, or prior to, the Closing, the Companies shall:

(a) execute and deliver to the Administrative Agent this Agreement and the other Transaction Documents;

(b) execute and deliver a Note and the Warrant Agreement to each Investor, registered in the names of and amounts owed to Investors as set forth on the signature pages attached hereto to the Investors;

(c) deliver to the Administrative Agent a certificate executed by the Chief Executive Officer of Gulf providing copies of (i) Gulf’s Articles of Incorporation; (ii) Gulf’s Bylaws, (iii) incumbency signatures, and (iv) resolutions duly adopted by all directors of Gulf authorizing Gulf to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and certifying that each of the items described above in clauses (i), (ii), (iii) and (iv) is a true and correct copy;

(d) deliver to the Administrative Agent a certificate executed by the Director of BVI Colombia providing copies of (i) BVI Colombia’s Memorandum and Articles of Association, (ii) resolutions duly adopted by the sole director of BVI Colombia authorizing BVI Colombia to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, (iii) incumbency signatures and (iv) powers of attorney, and certifying that each of the items described in clause (i), (ii), (iii) and (iv) is a true and correct copy;

(e) deliver to the Administrative Agent a certificate executed by the Director of BVI Peru providing copies of (i) BVI Peru’s Memorandum and Articles of Association, (ii) resolutions duly adopted by the sole director of BVI Peru authorizing BVI Peru to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, (iii) incumbency signatures and (iv) powers of attorney, and certifying that each of the items described in clause (i), (ii), (iii) and (iv) is a true and correct copy;

(f) deliver to the Administrative Agent (i) one or more Letters of Resignation of Directors, undated and duly executed in blank by the sole director of each BVI Colombia and BVI Peru; (ii) one or more Acknowledgement and Undertaking, undated and duly executed in blank by the sole director of each BVI Colombia and BVI Peru; (iii) resolutions of BVI Colombia and BVI Peru to amend the Memorandum and Articles of Association of BVI Colombia and BVI Peru, respectively; (iv) a signed, undated shareholder proxy and power by the sole director of each BVI Colombia and BVI Peru; and (v) a blank signed and undated share transfer in respect of the ordinary shares of BVI Colombia and BVI Peru by the sole director of each BVI Colombia and BVI Peru;

(g) deliver to Administrative Agent updated accounts receivable and accounts payable schedules together with a schedule of currently expected billings for the Colombian Interests and the Peruvian Interest for the term of the Notes (which shall be delivered as part of the Disclosure Document (as defined below));

(h) deliver to the Administrative Agent, favorable legal opinions, such opinions to include, without limitation, valid existence, good standing, due authority, power to execute and deliver, no violation of law, governing documents and writs and orders, lien creation and perfection, investment company act, federal reserve regulations and such other standard opinions for transactions of this type, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent and Investors, from Brewer & Pritchard, P.C., legal counsel for Gulf, and Hempel & Boyd, British Virgin Islands legal counsel regarding the BVI Subs;

(i) deliver to Administrative Agent lien searches as Administrative Agent may request, reflecting the absence of other liens and security interests in and to any assets or rights of the Companies other than those permitted by the Transaction Documents;

(j) pay all legal fees payable to Porter Hedges, Brewer & Pritchard, and Hempel & Boyd;

(k) deliver to Administrative Agent a summary as set forth on Exhibit D prepared by an authorized officer of Gulf describing the current status of, and unresolved issues (including outstanding approvals and consents) under, the Oil and Gas Contracts, including notice of any outstanding demands for payment received by the Companies under such contracts, each summary to be certified by an executive officer of Gulf (the “Disclosure Document”);

(l) deliver to the Administrative Agent a certificate executed by the Chief Executive Officer and the directors of Gulf setting forth the confirmation of Gulf’s approval and authority to enter into the Transaction Documents and the transactions related thereto, confirmation that the Transaction Documents are enforceable against Gulf, and their collective agreement to take all necessary actions to further confirm or to ensure such enforceability;

(m) original stock certificate of BVI Colombia;

(n) deliver to the Administrative Agent certificates of existence and good standing from each Company’s jurisdiction of organization;

(o) deliver to the Administrative Agent copies of the Oil and Gas Contracts; and

(p) such other documents and agreements as Administrative Agent or any Investor may reasonably request.

3.2 Deliveries at Closing by Investors.  At the Closing, the Administrative Agent and Investors shall:

(a) deliver as of the Closing Date, or as reasonably practical as soon thereafter to the Companies, the Purchase Price in immediately available funds pursuant to the Flow of Funds;

(b) execute and deliver to the Companies this Agreement and the other Transaction Documents to which the Administrative Agent and any Investor is a party; and

(c) executed and deliver to Porter Hedges LLP, counsel to Administrative Agent and Investors, that certain engagement letter by and among Porter Hedges LLP and Investors.

3.3 Escrow Agreement.  At the Closing, the Companies, the Administrative Agent and the Investors, as applicable, shall deliver to the Escrow Agent:

(a) a fully executed Escrow Agreement;

(b) fully executed Assignments and each ancillary document, notice, consent and certificate related to the foregoing documents as required by the terms of the such documents or by the Escrow Agreement;

(c) fully executed BVI Peru Pledge Agreement, together with each ancillary document, notice, consent and certificate related to the foregoing document, as required by the terms of such document or by the Escrow Agreement;

(d) to the extent not covered in (b) or (c) above, original stock certificate of, and related executed stock transfer powers for, BVI Peru; and

(e) payment in full of fees (paid by the Companies) of the Escrow Agent to the extent requested by the Escrow Agent.

4. Representations and Warranties of the Companies. The Companies hereby represent and warrant to the Administrative Agent and the Investors that:

4.1 Organization, Good Standing and Qualification. Gulf is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. The BVI Subs are duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.  Except as set forth in the Disclosure Document, each Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization Each Company has full power and authority and has taken all requisite action on the part of such Company, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of the Transaction Documents to which it is a party, (ii) the authorization of the performance of all obligations of such Company hereunder or thereunder, and (iii) the authorization, issuance and delivery of the Notes and the Warrants.  The Transaction Documents constitute the legal, valid and binding obligations of the Companies, enforceable against the Companies in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.  Each Company has obtained any and all consents, permits, approvals, registrations and waivers, including from third parties to any Oil and Gas Contract, necessary or appropriate for consummation of the purchase and sale of the Notes and the Warrants and the consummation of the other transactions contemplated by the Transaction Documents, all of which are in full force and effect.

4.3 Valid Issuance The Notes have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Transaction Documents and applicable securities laws).  The Warrants have been duly and validly authorized and, if and when the Common Stock is issued thereunder, such Common Stock will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Transaction Documents and applicable securities laws).

4.4 Consents.  The execution, delivery and performance by each Company of the Transaction Documents and the offer, issuance and sale by Gulf of the Notes and the Warrants require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state and federal securities laws and post-sale filings pursuant to applicable state and federal securities laws which each Company undertakes to file within the applicable time periods.  Subject to the accuracy of the representations and warranties of the Investors set forth in Section 5 hereof, each Company has taken all action necessary to exempt (i) the issuance and sale of the Notes and the Warrants and (ii) the other transactions contemplated by the Transaction Documents from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on such Company or to which such Company or any of its assets and properties may be subject and any provision of such Company’s Articles of Incorporation or Bylaws or applicable organizational documents that are or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Notes and the Warrants and the ownership or disposition of the Notes and the Warrants by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement or the other Transaction Documents.

4.5 No Conflict, Breach, Violation or Default.  The execution, delivery and performance of the Transaction Documents by the Companies and the issuance and sale by Gulf of the Notes and the Warrants will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) Gulf’s Articles of Incorporation or Gulf’s Bylaws, or the organizational documents of the BVI Subs or each of the other Subsidiaries, all as in effect on the date hereof, or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over any Company or any other Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which any Company or any other Subsidiary is a party or by which any Company or any other Subsidiary are bound or to which any of their respective assets or properties are subject.  Except as set forth in the Disclosure Document, there are no defaults by any Company or by any other party under any Oil and Gas Contract, and the Companies and the other parties to the Oil and Gas Contracts are not in violation or breach of any provision thereof.

4.6 Financial Statements.  Gulf’s financial statements set forth in its SEC Filings present fairly, in all material respects, the consolidated financial position of Gulf as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”).  Except as set forth in the SEC Filings and the Disclosure Document, no Company or any of their respective Subsidiaries have incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect.

4.7 Judgments; Litigation.  No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued or, to any Company’s knowledge, threatened to be issued, and no action or proceeding shall have been instituted, or to any Company’s knowledge threatened to be issued, by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents or affecting any Company or its assets.

4.8 Indebtedness.  No Company or any of their respective Subsidiaries has any outstanding Indebtedness, except for the Obligations and as otherwise set forth on Schedule 4.8 attached hereto.

4.9 Colombian Interest, Colombian Farmout Agreements, Colombian JOAs and Colombian Licenses.

(a) BVI Colombia is a party to the Colombian Farmout Agreements and the Colombian JOAs and has a present right and interest to the Colombian Interest, subject to the provisions set forth in the Colombian Farmout Agreements and the Colombian JOAs;

(b) After giving effect to the proceeds from the transactions described herein, BVI Colombia will have the financial and technical capability or wherewithal to meet its financial and technical obligations under the Colombian Farmout Agreements and the Colombian JOAs;

(c) The Colombian Approval and Korean Approval are being diligently pursued by Gulf and BVI Colombia; and

(d) Upon the execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, BVI Colombia shall have satisfied, in full, all outstanding joint interest billing costs incurred on Block CPO-4 through the date of this Agreement in the amount of approximately $2,060,000.

4.10 Peruvian Interest, Peruvian Farmout Agreement, Peruvian JOA and Peruvian License.

(a) BVI Peru is a party to the Peruvian Farmout Agreement and the Peruvian JOA and has a present right and interest to the Peruvian Interest, subject to the provisions set forth in the Peruvian Farmout Agreement and the Peruvian JOA;

(b) After giving effect to the proceeds from the transactions described herein, BVI Peru will have the financial and technical capability or wherewithal to meet its financial and technical obligations under the Peruvian Farmout Agreement and the Peruvian JOA; and

(c) The Peruvian Approval and Korean Approval are being diligently pursued by Gulf and BVI Peru.

4.11 Liens.  Except as set forth on Schedule 4.11 attached hereto, there are no liens or security interests filed against any of the Companies or against any of their respective assets or properties, except for the liens and security interest granted under the Transaction Documents and securing the Obligations.

4.12 Qualified Commercial Loan.  The advances under the Notes and the other Transaction Documents qualify as a “qualified commercial loan” in accordance with Sections 306.001 and 306.101 of the Texas Finance Code.

5. Representations and Warranties of the Investors.  Each Investor, severally and not jointly, hereby represents and warrants to the Companies that:

5.1 Organization and Existence.  If Investor is an entity, such Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Notes pursuant to this Agreement.  If Investor is a natural person, such Investor resides in the jurisdiction set forth on the signature pages affixed hereto and has all requisite authority to invest in the Notes pursuant to this Agreement.

5.2 Authorization.  The execution, delivery and performance by Investor of the Agreement and the Transaction Documents to which Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of such Investor, enforceable against Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3 Purchase Entirely for Own Account.  The Notes to be received by Investor hereunder will be acquired for Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Notes in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Notes for any period of time.  Investor is not a broker-dealer registered with the Securities Exchange Commission under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4 Investment Experience.  Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Notes and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5 Disclosure of Information.  Investor has had an opportunity to receive all information related to each Company (including its SEC Filings) requested by it and to ask questions of and receive answers from such Company regarding such Company, its business and the terms and conditions of the offering of the Notes and Warrants.  No inquiries by any Investor nor any other due diligence investigation conducted by such Investor shall modify, amend or affect Investor’s right to rely on each Company’s representations and warranties contained in this Agreement.

5.6 Restricted Securities.  Investor understands that the Notes, Warrants, and shares of Common Stock issuable upon the conversion of the Notes and exercise of the Warrants are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Gulf in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.  The Investor understands that the Notes, Warrants, and shares of Common Stock issuable upon the conversion of the Notes and exercise of the Warrants are and will be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Gulf is relying in part upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understanding of Investor set forth herein in order to determine the availability of such exemptions and the eligibility of Investor to acquire such securities.

5.7 Legends.  It is understood that, except as provided below, certificates evidencing the Notes, the Warrants and shares of Common Stock issuable upon the conversion of the Notes and exercise of the Warrants may bear the following or any similar legend:

(a) “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) Gulf United Energy, Inc. has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws.  Notwithstanding the foregoing, the securities may be pledged in connection with a bona fide margin account secured by the securities.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Notes, the legend required by such state authority.

5.8 Accredited Investor.  Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

5.9 No General Advertisement.  Investor did not learn of the investment in the Notes and Warrants as a result of any public advertisement, article, notice or other communication regarding the Notes and Warrants published in any newspaper, magazine or similar media or broadcast over television, radio or internet or presented at any seminar or other general advertisement.

5.10 Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon any Company or any other Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.11 Patriot Act.  Neither Investor nor any of its Affiliates has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  None of the cash used to fund such Investor’s portion of the Purchase Price has been, or derived from, any activity that could cause any Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

6. Covenants and Agreements of the Companies.

6.1 No Conflicting Agreements.  The Companies and their Subsidiaries will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with any Company’s obligations to the Administrative Agent or the Investors under the Transaction Documents.

6.2 Compliance with Laws.  The Companies and their Subsidiaries will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities. Gulf will make all SEC and other securities filings within the applicable time periods (including permitted extensions thereof), and the Companies will make all other filings with any Person, governmental body, agency, or official as required by applicable state and federal securities laws, or otherwise comply with all filing rules as required by such state and federal securities laws.

6.3 Disclosure of Information.  Administrative Agent and Investors shall have the right to conduct a full and technical financial review to their satisfaction of any Companies ownership rights, technical information (including all geophysical data, well logs and well test data), and current financial status; provided that any Investor shall first be required to enter into a reasonable non-disclosure agreement, pursuant to which, among other things, such Investors shall agree to comply with Regulation FD and to not trade in Gulf’s securities while in possession of material non-public information.

6.4 Colombian Interest, Colombian Farmout Agreements, Colombian JOAs and Colombian Licenses.  Until the repayment in full of the Obligations, the Companies and any other Subsidiaries will comply in all material respects with the terms and conditions of the Colombian Farmout Agreements and the Colombian JOAs.  Until the repayment in full of the Obligations, Gulf and BVI Colombia shall not, without the prior written consent of the Administrative Agent and the Investors, (i) sell, assign, gift, dispose, pledge or otherwise transfer (collectively, “Transfer”) any interest in the Colombian Farmout Agreements, the Colombian JOAs or the Colombian Interest; (ii) enter into any contract, option or other agreement or understanding with respect to the Transfer of any interest in the Colombian Farmout Agreements, the Colombian JOAs or the Colombian Interest; (iii) take any action which would adversely affect BVI Colombia’s ability to perform its obligations under the Colombian Farmout Agreements, the Colombian JOAs or adversely affect BVI Colombia’s rights to the Colombian Interest or take any other action that will otherwise have a Material Adverse Effect; or (iv) amend, restate or otherwise modify (or agree to any of the foregoing with regard to)  any terms under the Colombian Farmout Agreements or the Colombian JOAs.  Gulf and BVI Colombia shall take all reasonable action to pursue and complete the receipt of, or cause SK Innovation to pursue and complete the receipt of, the Korean Approval and Colombian Approval.

6.5 Peruvian Interest, Peruvian Farmout Agreement, Peruvian JOA and Peruvian License.  Until the repayment in full of the Obligations, the Companies and any other Subsidiaries will comply in all material respects with the terms and conditions of the Peruvian Farmout Agreement and the Peruvian JOA.  Until the repayment in full of the Obligations, Gulf and BVI Peru shall not, without the prior written consent of the Administrative Agent and the Investors, (i) Transfer any interest in the Peruvian Farmout Agreement, the Peruvian JOA or the Peruvian Interest (except to the extent permitted by Section 6.7(a)); (ii) enter into any contract, option or other agreement or understanding with respect to the Transfer of any interest in the Peruvian Farmout Agreement, the Peruvian JOA or the Peruvian Interest; (iii) take any action which would adversely affect BVI Peru’s ability to perform its obligations under the Peruvian Farmout Agreement, the Peruvian JOA or adversely affect BVI Peru’s rights to the Peruvian Interest or take any other action that will otherwise have a Material Adverse Effect; or (iv) amend, restate or otherwise modify (or agree to any of the foregoing with regard to)  any terms under the Peruvian Farmout Agreements or the Peruvian JOAs.  Gulf and BVI Peru shall take all reasonable action to pursue and complete the receipt of, or cause Sucursal Peruana to pursue and complete the receipt of, the Korean Approval and Peruvian Approval.

6.6 Notice of Events.  Until the repayment in full of the Obligations, the Companies shall immediately notify the Administrative Agent and Investors of (i) any default or violation by any Company under any Transaction Document or any Oil and Gas Contract or any other contract or agreement that any Company is a party to, (ii) the receipt of any demand notice for payment of moneys or the exercise (or threatened exercise) of any action or remedy from any other party to any Oil and Gas Contract or any other contract or agreement that any Company is a party to, (iii) within ten days of the due date of any such demand, Companies’ determination of their inability to pay such demand or to take such action.  Further, until the repayment in full of the Obligations, the Companies shall immediately notify the Administrative Agent and Investors of (i) any material adverse change affecting any of the Companies or any of their businesses or properties, or (ii) any event or occurrence that could be expected to result in a Material Adverse Effect.

6.7 Other Negative Covenants.  Until the repayment in full of the Obligations, no Company or any of its Subsidiaries shall, unless the Companies obtain the prior written approval of the Administrative Agent:

(a) Transfer any portion of any of its assets without the simultaneous payment in full of the Obligations; provided, however, that BVI Peru may sell up to 75% of its 40% Peruvian Interest pursuant to commercially reasonable terms without the Administrative Agent’s prior consent so long as (i) no Event of Default (as defined in the Notes) exists at the time of such sale or would result therefrom and (ii) no Material Adverse Effect has occurred prior to such sale or would result therefrom, it being understood that such sale alone will not constitute a Material Adverse Effect; provided, further, that any and all net proceeds received from such sale, whether received in one or more payments, shall be used to pay the outstanding indebtedness under the Notes (to be applied as set forth in Section 7 of the Notes) unless agreed to otherwise by the Administrative Agent at the request of the  Majority Investors;

(b) Dissolve, liquidate, or wind up its business;

(c) Conduct its business other than in its ordinary and usual course;

(d) Merge, consolidate with another entity or otherwise sell all, or substantially all, of its assets, including its equity interests ownership interests in any Subsidiary; or

(e) Sell any equity, equity equivalent, or debt securities to third parties (other than to the Investors, as provided herein), except that Gulf may enter into a New Financing if, contemporaneously therewith, the New Financing provides sufficient net proceeds for the Gulf to fully repay the Notes in cash and, at the Investors option, such Notes are contemporaneously repaid in full in cash; provided that, in any event, the Investors shall be entitled to the rights under Section 9(c) of the Notes.

6.8 Legal Fees.  On and as of the Closing Date and the Maturity Date (as defined in the Note), Companies agree to pay in full all reasonable attorney’s fees and expenses of Porter Hedges LLP, legal counsel to the Administrative Agent and the Investors regarding the Transaction Documents and the transactions related thereto, accrued and invoiced up to and including such dates.

6.9 Liens, Etc. The Companies shall not create, assume, incur, or suffer to exist, or permit any of their Subsidiaries to create, assume, incur, or suffer to exist, any lien or security interest on or in respect of any of their assets including the Oil and Gas Contracts, except as provided for pursuant to the terms of such Oil and Gas Contracts, whether now owned or hereafter acquired, or assign any right to receive proceeds therefrom, except that Companies may create, incur, assume, or suffer to exist:

(a) liens and security interests granted under the Transaction Documents and securing the Obligations;

(b) liens and security interests permitted in favor of the parties under the Oil and Gas Contracts to the extent set forth on Schedule 6.9(b) attached hereto.

6.10 Debts, Guaranties, and Other Obligations.  The Companies shall not, and shall not permit any of their Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any debt or contingent liability, except:

(a) the Obligations;

(b) indebtedness as of the Closing Date incurred to parties under and pursuant to the Oil and Gas Contracts to the extent set forth in the Disclosure Document;

(c) current liabilities for taxes, assessments or other governmental charges or levies, to the extent that such amounts are not delinquent, and are incurred in the ordinary course of any Company or any of its Subsidiaries’ business; or

(d) any other indebtedness incurred in the ordinary course of business to the extent (i) not overdue or delinquent and (ii) not to exceed at any time $250,000.

6.11 Restricted Payments.  The Companies shall not, and shall not permit any of their Subsidiaries to, make any dividends or distributions, except that if no Event of Default has occurred under any of the Transaction Documents or would result from the making of such dividends or distributions, the BVI Subs may make dividends and distributions to Gulf.

6.12 Organizational Documents.  Without the prior written consent of the Administrative Agent, the Companies shall not, and shall not permit any of their Subsidiaries to, (i) amend, restate or otherwise modify their respective governing documents in any way that would have a negative effect on the Transaction Documents or the Administrative Agent and the Investors or the Investors’ rights and benefits under the Transaction Documents.

6.13 Use of Proceeds.  The Companies shall not permit the proceeds of any funds advanced under the Notes to be used for any purpose other than (i) first, to pay approximately $2,060,000 for the payment due described as the Existing Default with regard to “CPO-4” on the Disclosure Schedule, (ii) second, to pay the fees and expenses required to be paid hereunder including under Section 3.1(k) above, and (iii) third, for reasonable and necessary expenses required under the Oil and Gas Contracts, employees’ salaries and related expenses and general and administrative expenses incurred in the ordinary course, and as otherwise permitted by the Transaction Documents.

6.14 Filing of Registration Agreement.  Gulf shall register the resale of the shares of Common Stock underlying the Notes and Warrants with the Securities and Exchange Commission pursuant to the terms set forth in the Registration Rights Agreement.

6.15 After-Acquired Property.  Until the repayment in full of the Obligations, and to the extent entered into, the applicable BVI Sub shall, and Gulf shall cause such applicable BVI Sub to, obtain, hold and retain ownership to any and all assets acquired after the Closing Date in and to the Oil and Gas Contracts.

6.16 Shareholder Securities Filings.  Until the repayment in full of the Obligations, Gulf agrees, upon the request of any Investor, to cooperate with and provide assistance to, and to cause its legal counsel to cooperate with and provide assistance to, any Investor regarding any securities filings required to be made by any such Investor, due to its status as a shareholder of Gulf, as required by applicable state and federal securities laws and the filing rules associated with such state and federal securities laws.

7. Events of Default; Rights and Remedies; Mechanics; Non-Exclusive.

(a) If any “Event of Default” (as defined in the Notes, other than an Event of Default pursuant to Section 3(a)(iv) therein) occurs, then, the Administrative Agent (i) shall at the request, or may with the consent, of the Investors, by notice to Companies, declare the monetary Obligations (including all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Transaction Documents) to be immediately due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Companies; and (ii) shall at the request of, or may with the consent of, the Investors proceed to enforce its rights and remedies hereunder and under any other Transaction Document for the ratable benefit of itself and the Investors by appropriate proceedings.

(b) If any Event of Default pursuant to Section 3(a)(iv) of the Notes shall occur, then (i) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Transaction Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by Borrower; and (ii) the Administrative Agent shall at the request of, or may with the consent of, the Investors proceed to enforce its rights and remedies hereunder and under any other Transaction Document for the ratable benefit of itself and the Investors by appropriate proceedings.

(c) If any Event of Default pursuant to Section 3(a)(vii) of the Notes shall occur regarding any contractual obligations of any Company under the Oil and Gas Contracts, then the Administrative Agent, on behalf and at the request of the Investors, may elect to cure such default by paying such amounts due and owing or taking, or cause to be taken, such action under the Oil and Gas Contracts.  If any Event of Default pursuant to Section 3(a)(viii) of the Notes shall occur regarding the Companies’ failure to pay a demand for payment by any party under any Oil and Gas Contract within the allotted time, then the Administrative Agent may elect, on behalf of the Investors, to cure such default by paying such amounts due and owing pursuant to such demand for payment (such actions, together with any such actions in the preceding sentence, “Curative Actions”).  The Curative Actions that require the payment of money shall be an Obligation of the Companies.

(d) Notwithstanding the foregoing, the parties agree that the BVI Peru Assignment and the Peru Pledge Agreement will, as of the Closing Date, be held in escrow subject to the terms of the Escrow Agreement.  Prior to July 15, 2013, the Administrative Agent shall be entitled to submit a “Disbursement Notice” covering the BVI Peru Assignment and the Peru Pledge Agreement upon the earlier of (i) the occurrence of a Trigger Event or (ii) the occurrence of an Event of Default pursuant to Section 3(a)(iv) of the Notes.  If no “Disbursement Notice” covering the BVI Peru Assignment and the Peru Pledge Agreement is submitted prior to July 15, 2013, then as of such date, (a) the BVI Peru Assignment shall remain in escrow pursuant to the Escrow Agreement, but (b) the Peru Pledge Agreement and all documents and certificates related thereto shall be released from escrow under the Escrow Agreement and shall be delivered (for all purposes) to the Administrative Agent upon written request to the Escrow Agent, and the Administrative Agent shall be entitled to exercise all rights and remedies thereunder pursuant to the terms thereof.  For the avoidance of doubt, on or after July 15, 2013, the Administrative Agent shall be entitled to submit a “Disbursement Notice” covering the BVI Peru Assignment upon the occurrence and continuance of any Event of Default.

(e) Upon the occurrence and during the continuance of an Event of Default, and subject to clause (d) above, the Administrative Agent may (i) exercise its rights and remedies available under the Pledge Agreements and otherwise under applicable law or (ii) deliver “Disbursement Notices” to the Escrow Agent in order to effectuate the delivery of one or both Assignments.  In connection with the Majority Investors’ option and direction, Administrative Agent is fully authorized, subject to the terms of the Escrow Agreement, to deliver any and all additional instructions, notices or directions to effectuate the delivery of the Assignments to Administrative Agent or the BVI Peru Pledge Agreement to Administrative Agent to permit Administrative Agent to exercise all rights or remedies under the Transaction Documents and available under applicable law.

(f) Upon the occurrence and continuance of an Event of Default, and if the Administrative Agent delivers “Disbursement Notices” to the Escrow Agent, and either (i) exercises remedies under any Pledge Agreement, forecloses on the lien and security interests in the Collateral secured thereunder and sells such Collateral at a sale (or otherwise enters a credit bid on behalf of the Investors and retains such Collateral), then the corresponding Assignment regarding such Collateral shall be of no further force and effect, or (ii) exercises the right to cause delivery of any Assignment, for the benefit of the Investors, of the equity interests subject thereto, then the corresponding Pledge Agreement regarding such equity interests shall be of no further force and effect, in each case, subject in all respects to the reinstatement terms pursuant to Section 9.15 hereof.

(g) No remedy or right conferred upon the Administrative Agent or any Investor is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

8. Survival and Indemnification.

8.1 Survival.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Administrative Agent or the Investors, or acceptance of the Note and the shares of Common Stock and payment therefore and shall survive until such time as the Obligations have been fully paid and satisfied.  All covenants and indemnities made herein shall survive in perpetuity, unless otherwise provided in this Agreement.

8.2 Indemnification.  Each Company agrees to indemnify, protect and hold harmless the Administrative Agent, the Investors and their respective Affiliates and their respective directors, officers, employees, representatives, counsels and agents (each an “Indemnified Person” and collectively “Indemnified Persons”) from and against any and all losses, actions, proceedings, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) to which such Indemnified Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of such Company under the Transaction Documents, and will reimburse any such Indemnified Person for all such amounts as they are incurred by such Person unless such action is based upon a breach of any Investor’s representations, warranties or covenants under the Transaction Documents which causes a Material Adverse Effect on any Company or any conduct by the Administrative Agent or the Investors which constitutes fraud, gross negligence or willful misconduct related to the transactions contemplated by the Transaction Documents.

8.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Indemnified Person of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 8.2, such Indemnified Person shall promptly notify the Companies in writing and the Companies shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Companies shall not relieve the Companies of its obligations hereunder except to the extent that the Companies are materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) such Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Companies shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Companies shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Companies shall not affect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

9. Miscellaneous.

9.1 New Investors.

(a) Joinder of New Investors. The parties hereto acknowledge and agree that after the Closing Date, New Investors may purchase from Gulf and Gulf may sell and issue to New Investors additional Notes and Warrants.  Upon such purchase and sale and the execution and delivery by such New Investor of a Joinder Agreement, from and after the effective date specified in such Joinder Agreement, the New Investor thereunder shall be a party hereto, and shall become a party to the Intercreditor Agreement, the Registration Rights Agreement and the Escrow Agreement, for all purposes and have the rights and obligations of an Investor hereunder and under such other applicable Transaction Documents.  Investors, subject to the requirements of Section 2(c) hereof, hereby authorize the Administrative Agent to executed and deliver any such Joinder Agreement pursuant to the terms of the Transaction Documents.

(b) Terms of Joinder Agreement. By executing and delivering a Joinder Agreement, the New Investor thereunder confirms to and agrees with the other parties hereto as follows: (i) such New Investor confirms that it has received a copy of this Agreement, the other  Transaction Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Joinder Agreement; (ii) such New Investor will, independently and without reliance upon the Administrative Agent or any other Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iii) such New Investor appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (iv) such New Investor agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and of the other applicable Transaction Documents are required to be performed by it as an Investor.

(c) Procedures. Upon its receipt of a Joinder Agreement executed by a New Investor, the Administrative Agent shall, if such Joinder Agreement has been completed and is in substantially the form of the attached Exhibit B, (i) use good faith reasonable efforts to provide a copy of such agreement to the Investors, (ii) accept such Joinder Agreement and (iii) give prompt notice thereof to Gulf.  Within three Business Days after its receipt of such notice, Gulf shall, or shall cause the BVI Subs to, execute and deliver to the Administrative Agent (A) a new Note payable to the order of such New Investor, (B) a Warrant in favor of such New Investor and (C) such other Transaction Documents as may be contemplated herein or therein.

9.2 Assignment; Successors and Assigns.  This Agreement may not be assigned by any Company without the prior written consent of the Administrative Agent and Investors.  This Agreement may not be assigned by any Investor without the prior written consent of the Administrative Agent and the other Investors, such consents not to be unreasonably withheld.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3 Counterparts; Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile, which shall be deemed an original.

9.4 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5 Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iii) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Companies:

Gulf United Energy, Inc.
P.O Box 22165
Houston, Texas  77227-2165
Attention:   John B. Connally III

With a copy to:

Brewer & Pritchard, PC
3 Riverway, Ste. 1800
Houston, Texas 77056
Attention:  Thomas Pritchard, Esq.

If to the Administrative Agent or Investors, to the addresses set forth on the signature pages.

With a copy to:

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention:  Ephraim del Pozo

9.6 Expenses.  The Companies shall pay on demand (a) all out-of-pocket costs and expenses of the Administrative Agent and the Investors in connection with the preparation, execution, waiver, delivery, administration, modification, and amendments of this Agreement and the other Transaction Documents including, without limitation, (x) the reasonable fees of counsel for the Administrative Agent and for the Investors and (y) the fees and out-of-pocket expenses of any and all accountants, technical experts and other consultants for Administrative Agent and Investors, (b) all out-of-pocket costs and expenses, if any, of the Administrative Agent and the Investors (including, without limitation, counsel fees and expenses of the Administrative Agent and the Investors) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement and the other Transaction Documents following an Event of Default, and (c) all out-of-pocket costs and expenses of any Investor in connection with any securities filings of any such Investor, due to its status as a shareholder of Gulf, as required by applicable state and federal securities laws and the filing rules associated with such state and federal securities laws.

9.7 Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Companies, the Administrative Agent and the Investors.

9.8 Publicity.  Except as required pursuant to any U.S. law, regulation, or order, no public release or announcement concerning the transactions contemplated hereby shall be issued by any Company or the Investors without the prior consent of such Company or the Investors.

9.9 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.10 Entire Agreement.  THIS AGREEMENT, INCLUDING THE EXHIBITS AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HEREOF WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, BOTH ORAL AND WRITTEN, BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

9.11 Further Assurances.  The parties hereto shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.12 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Damages.

(a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Texas located in Harris County and the United States District Court for the Southern District of Texas for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(b) THE COMPANIES, THE ADMINISRATIVE AGENT AND EACH INVESTOR EXPRESSLY AND IRREVOCABLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION AGAINST ANOTHER PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

9.13 Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or the Investors in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein and in the other Transaction Documents are cumulative and are not exclusive of any remedies that may be available to the Administrative Agent or the Investors at law, in equity or otherwise.

9.14 Usury Savings.  Specific reference is made to Section 15 of each Note.

9.15 Effect of Conversion.  Notwithstanding anything herein or in any other Transaction Document to the contrary, if any Investor converts the entire amount of the indebtedness owed to it under its Note pursuant to the terms of its Note, or such indebtedness is otherwise converted pursuant to the terms of any other Transaction Document, then (i) upon such conversion, the indebtedness under such Note shall be paid and satisfied in full, (ii) such Investor will be deemed to no longer be a party to any of the Transaction Documents or retain any rights thereunder (except for rights that survive termination, including indemnity rights), and (iii) the Administrative Agent shall no longer act as Administrative Agent, including under and pursuant to the Intercreditor Agreement, for such Investor for any purpose.  For avoidance of doubt, any Investor may convert some, but not all, of the indebtedness owed to it under its Note pursuant to the terms of its Note and continue to remain a party to, and without affecting the enforceability of, the Transaction Documents to which such Investor is a party.

9.16 Reinstatement.  Notwithstanding anything in any Transaction Document to the contrary, if at any time, any Pledge Agreement, the ancillary documents related thereto, any attendant rights and benefits thereto or thereunder or the Collateral thereunder (collectively, the “Pledge and Collateral Rights”), on the one hand, or any Assignment, the ancillary documents related thereto or any attendant property rights and benefits thereunder (collectively, the “Assignment and Ownership Rights”), on the other hand, are revoked, rescinded, invalidated, or are otherwise determined to be null and void or must otherwise be restored or returned to Gulf, as determined by a court of competent jurisdiction under any applicable law, then (i) with respect to any such determination with regard to any Pledge and Collateral Rights, and without the need of any action, consent or approval by the Companies, the Administrative Agent or any Investor, the Assignment and Ownership Rights and any other Transaction Documents related thereto (including, without limitation, the Purchase Agreement, the Notes and the Guaranties) shall be fully and automatically reinstated, and all Assignment and Ownership Rights and such Transaction Documents shall be in full force and effect, and (ii) with respect to any such determination with regard to any Assignment and Ownership Rights, and without the need of any action, consent or approval by the Companies, the Administrative Agent or any Investor, the Pledge and Collateral Rights and any other Transaction Documents related thereto (including, without limitation, the Purchase Agreement, the Notes and the Guaranties) shall be fully and automatically reinstated and all Pledge and Collateral Rights and such Transaction Documents shall be in full force and effect.  In the event that any of the foregoing documents are deemed to be reinstated after any such document has been terminated and released by the Administrative Agent, the termination and release shall be deemed not to have occurred, and such documents shall be reinstated and shall be in full force and effect as if such documents had never been terminated or released.  If any of the foregoing documents have been returned to any Company, such Company shall promptly deliver such documents to the Administrative Agent and the Investors or the Administrative Agent may provide such Company with a copy of such documents and such Company shall promptly execute and deliver a copy of any such documents to the Administrative Agent.

9.17 Investor Decisions.  Each Investor acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Investor and based on the Companies’ financial statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Transaction Documents.  Each Investor also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Investor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents.  For avoidance of doubt, each Investor further acknowledges that it has, to the extent it deems necessary, independently and without reliance upon legal counsel for the Administrative Agent or any other Investor, obtained its own legal counsel regarding the Transaction Documents and transactions related thereto.

9.18 Controlling Agreement.  With respect solely to the relative rights and obligations of the Administrative Agent and the Investors, and not with respect to any right or obligation of the Companies under any Transaction Document, in the event of any conflict between the provisions of this Agreement and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern and control.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANIES:

GULF UNITED ENERGY, INC.

By:
John B. Connally III
Chief Executive Officer

GULF UNITED ENERGY DE COLOMBIA LTD.

By:
John B. Connally III
Attorney-in-Fact

GULF UNITED ENERGY CUENCA TRUJILLO LTD.

By:
John B. Connally III
Attorney-in-Fact

ADMINISTRATIVE AGENT:

SYDSON OIL & GAS INVESTMENTS, LLC,
as Administrative Agent

By:
Michael J. Mayell
Manager

Address for Notice:

INVESTORS:

SYDSON OIL & GAS INVESTMENTS, LLC

By:
Michael J. Mayell
Manager

Purchase Price:
Principal Amount of Note:
Warrants:

Address for Notice: